Exhibit 10.3

SHARE APPRECIATION RIGHTS AGREEMENT

This Share Appreciation Rights Agreement (the “Agreement”) is made and entered into as of October 3, 2006 by and between Crown Media Holdings, Inc., a Delaware corporation (“Crown”) and Henry Schleiff (“Executive”).

1.             Share Appreciation Rights.  The Board of Directors has authorized the creation of a phantom share appreciation rights (“SARs”) program. The value of each SAR shall correspond to the value of one share of Class A Stock from time to time. The SARs will be granted and vested and otherwise governed by the terms set forth herein. The SARs will have none of the rights associated with common stock such as voting or dividend rights and will have no value outside the context of this Agreement.

2.             SAR Grant Triggers.  SARs will be granted during the term of Executive’s employment by Crown the day after the Fair Market Value of Crown Stock reaches the Threshold Price and stays at the Threshold Price or higher for 60 consecutive calendar days. SARs will then be granted each time that the Fair Market Value of Crown Stock increases another incremental five dollars over the previous price at which an SAR grant was triggered and stays at such price or higher for 60 consecutive calendar days (each sustained price shall be the “Crown Stock Price”). The Threshold Price and each subsequent Crown Stock Price resulting in a grant of SARs will be an “SAR Trigger.”

3.             SAR Grant Amounts.  Upon the occurrence of each SAR Trigger, Executive shall be granted that number of SARs with a value equal to eight-tenths of one percent (.8%) of the Enterprise Growth as of the Grant Date divided by the Crown Stock Price. The date of each such grant shall be a “Grant Date.”

4.             Change in Control.

(a)           In the event there is a Change in Control, then as of the Change in Control:

                (i)            if there has been no prior SAR Trigger and the Change in Control Price exceeds the Start Price, then Executive shall be granted that number of SARs equal to eight-tenths of one percent (.8%) of the Enterprise Growth divided by the Change in Control Price; or

                (ii)           if there has been a previous SAR Trigger and the Change in Control Price exceeds the previous SAR Trigger, then Executive shall be granted that number of SARs equal to eight-tenths of one percent (.8%) of the Enterprise Growth divided by the Change in Control Price.

(b)           In the event of a Change in Control, then subsequent to the Delivery Date in connection with the grant set forth in 4(a) hereof, this Agreement shall terminate and no further grants shall be made hereunder.

(c)           Notwithstanding Section 4(b), if Executive’s employment terminates pursuant to Section 5(b) hereof or due to Executive’s death or disability (as provided for in the Employment Agreement) and (i) a Change in Control occurs within ninety (90) days thereafter, or (ii) an agreement that will result in a Change in Control is executed by Crown prior to such termination and a Change in Control occurs within one hundred-eighty (180) days after such termination, then Executive will receive a grant of SARs pursuant to Section 4(a) which will vest pursuant to Section 5(c).

5.             Vesting.

(a)           Subject to continued employment with Crown andlor its affiliates as of the third anniversary of each Grant Date (unless one of the events enumerated in Section 5(b) or Section 5(c) hereof shall have earlier occurred) each SAR shall vest and become nonforfeitable on the third anniversary of its Grant Date.

(b)           Any outstanding SARs shall vest immediately upon Executive’s involuntary termination of employment pursuant to Paragraph 8(b) of the Employment Agreement or Executive’s termination of his employment for Good Reason (as defined in the Employment Agreement).

(c)           Any outstanding SARs shall vest immediately in the event of a Change in Control including without limitation, those SARs granted simultaneously with a Change in Control.

6.             Termination of SARs.  If prior to the Vesting Date, Executive’s employment is terminated other than for termination pursuant to Paragraph 8(b) of the Employment Agreement then, other than as set forth in Section 5 above, Executive’s rights with respect to any outstanding unvested SARs shall immediately terminate and no payment shall be made in respect thereof. Furthermore, in the event Executive’s employment is terminated other than for termination pursuant to Paragraph 8(b) of the Employment Agreement, then this Agreement shall terminate and no further grants shall be made hereunder.

7.             Settlement of SARs.

(a)           Settlement.  Subject to any termination of SARs pursuant to Section 6, Crown shall deliver to Executive on the Delivery Date, at Crown’s sole discretion, either: (1) the number of shares of Class A Stock corresponding to such SARs; or (2) cash in an amount equal to the number of shares of Class A Stock corresponding to such SARs multiplied by the average of the Fair Market Value for the 14 business days immediately preceding and including the Vesting Date (or, if such Vesting Date does not fall on a business day, as of the business day immediately preceding the Vesting Date). Crown shall have sole, absolute and unfettered discretion in determining whether to deliver shares of Class A Stock or cash.

                (b)           Stock Split Equivalents.  For so long as Executive holds SARs, at the time any forward or reverse stock split of Class A Stock occurs, Crown shall credit or debit, as the case may be, to the SAR award of the Executive on the same date (or as soon as practicable thereafter) in respect of each SAR held by the Executive as of the record date for such split amount at Crown’s sole, absolute and unfettered discretion, in cash, Common Stock, or other property, or in a combination thereof, in each case having a value equal to the split. Such amounts shall vest and shall be paid on a pro rata basis at the same time as the underlying SAR award with which such stock split is associated is settled.

8.             Withholding Tax.  Executive may be subject to withholding taxes as a result of the settlement of SARs. Unless the Compensation Committee of Crown permits otherwise, Executive shall pay to Crown in cash, promptly when the amount of such obligations become determinable, all applicable federal, state, local and foreign withholding taxes that Crown determines result from such settlement. Unless the Compensation Committee otherwise determines and subject to such rules and procedures as the Committee may establish, Executive may make an election to have shares of Stock withheld by Crown or to tender any such securities to Crown to pay the amount of tax that Crown in its discretion determines to be required so to be withheld by Crown upon settlement of SARs, subject to satisfying any applicable requirements for compliance with Section 16(b) of the Exchange Act. Any shares of Class A Stock or other securities so withheld or tendered will be valued as of the date they are withheld or tendered, provided that Class A Stock shall be valued at Fair Market Value on such date. Unless otherwise permitted by the Compensation Committee, the value of shares withheld or tendered may not exceed the minimum federal, state, local and foreign withholding tax obligations as computed by Crown.

9.             Non-transferability.  No SARs shall be assignable or otherwise transferable by Executive. Any elections with respect to SARs may be made only by Executive or Executive’s guardian or legal representative.

10.           Definitions.  For purposes of this Agreement:

“Base Debt” shall mean the total balance of the debt and obligations identified on Schedule A hereto as of September 30, 2006, less any Library Proceeds.

“Base Market Capitalization” shall mean the Start Price multiplied times the total number of shares of Crown Stock outstanding on the date Executive commences employment with Crown.

“Change in Control” shall mean (i) the sale of shares, or a merger or other business combination of Crown so that immediately thereafter, Hallmark Cards, Incorporated or its current or future subsidiaries (“Hallmark”) no longer own directly or indirectly 50% or more of the Crown Stock or (ii) a sale of all or substantially all of the assets of Crown to persons other than Hallmark.

“Change in Control Price” shall mean (i) with respect to the sale or exchange of Crown Stock as described in clause (i) of the definition of Change in Control, the average per share sale price of the Crown Stock in the Change in Control, after deducting transaction costs borne by the Company multiplied times the total number of shares of Crown Stock outstanding; and (ii) with respect to a sale of all or substantially all of the assets of Crown, then the sale price for the assets after deducting transaction costs borne by the Company plus the amount of any Debt assumed by buyer less the amount of any Debt required to be paid, retained or forgiven by any shareholders or their affiliates.

“Class A Stock” shall mean Class A common stock, par value $.O1 per share of Crown.

“Class B Stock” shall mean Class B common stock, par value $.O1 per share of Crown.

“Crown Stock” shall mean Class A Stock and Class B Stock.

“Debt” shall mean (i) any indebtness for borrowed money, whether by loan or the issuance and sale of debt securities and (ii) any draws upon letters of credit or guaranties.

“Debt Increases” shall mean any increases (including interest accruing) to the balance of the Base Debt plus any additional Debt incurred, plus the liquidation preference and accrued but unpaid dividends on any Preferred Stock, all determined as of the applicable Grant Date.

“Debt Reduction” shall mean any pay down of Debt (excluding the conversion of any Debt into Crown Stock) and any payment with respect to any Preferred Stock, all determined as of the applicable Grant Date.

“Delivery Date” shall mean any date designated by Crown within thirty (30) days following a given Vesting Date.

“Employment Agreement” shall mean Executive’s Employment Agreement with Crown dated as of the date hereof, as the same may be amended from time to time.

“Enterprise Growth” shall mean Market Capitalization Increase less any Debt Increases and plus any Debt Reduction.

“Fair Market Value” shall mean as of any given date, the closing price of the Class A Stock on The NASDAQ Stock Market as of the close of the regular business hours of The NASDAQ Stock Market, without regard to any after-hours trading that may hereinafter be commenced on the NASDAQ Stock Market, on the immediately preceding date or, if there are no reported sales on such immediately preceding date, on the last day prior to such date on which there were sales of the Class A Stock on The NASDAQ Stock Market or, if the Class A Stock is not listed on The NASDAQ Stock Market, on any national securities exchange on which the Class A Stock is listed. If there is no regular public trading market for such Class A Stock, the Fair Market Value of the Class A Stock shall be determined by the Compensation Committee of Crown in good faith.

“Library Proceeds” shall mean the amount of money received by Crown or its subsidiaries less costs, expenses and fees in connection with any sale of its film library to RHI Enterprises, LLC or any of its affiliates or any other such sale of its film library within twelve months of the date hereof.

“Market Capitalization” shall mean the Fair Market Value of the Crown Stock on a given date multiplied times the total number of shares of Crown Stock outstanding on such date.

“Market Capitalization Increase” shall mean (i) with respect to the first SAR Trigger, the Market Capitalization on the date of the first SAR Trigger less the Base Market Capitalization; (ii) with respect to all SAR Triggers other than the first one, the Market Capitalization on the date of such SAR Trigger less the Market Capitalization on the date of the previous SAR Trigger and (iii) with respect to a Change in Control, the Change in Control Price less the Market Capitalization on the date of the previous SAR Trigger or if there has not been an SAR Trigger, then less the Base Market Capitalization.

“Preferred Stock” shall mean any equity securities senior to the Crown Stock.

“Start Price” shall mean the average of the Fair Market Value for the 5 business days prior to earlier of (i) the date of announcement of Executive’s employment or (ii) the date of announcement of any Crown transaction requiring the filing of a Form 8-K with the SEC.

“Threshold Price” shall mean the Start Price plus five dollars.

11.           Administration.

This Agreement shall be administered by the Compensation Committee of Crown. The Compensation Committee shall have full power to construe and interpret this Agreement to establish and amend rules for its administration, to decide any dispute which may arise hereunder and to correct any defect or omission or reconcile any inconsistency between this Agreement and the Employment Agreement. All actions taken and decisions made by the Compensation Committee pursuant to this Agreement in good faith shall be binding and conclusive. No member of the Compensation Committee shall be liable for any action or determination made in good faith with respect to this Agreement.

12.           Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.           Governing Law.

This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this SAR Agreement as of the date first written above.

CROWN MEDIA HOLDINGS, INC.

By:	/s/ Donald J. Hall, Jr.
Name:	Donald J. Hall, Jr.
Title:	Co-Chairman

/s/ Hernry Schleiff
Henry Schleiff

Schedule A

•                                          Credit, Security, Guaranty and Pledge Agreement dated as of August 31, 2001, as amended, among Crown Media Holdings, Inc. and its subsidiaries and the lenders named therein and JP Morgan Chase as Agent, as the same may be sold or assigned.

•                                          The Promissory Note dated as of December 14, 2001 of Crown Media Holdings, Inc. and guaranteed by Crown Media United States, LLC in the original principal amount of $75 million payable to HCC.

•                                          The 10.25% Senior Unsecured Discount Note issue date August 5, 2003 of Crown Holdings in the initial accreted value of $400 million payable to HCC.

•                                          The Promissory Note dated as of March 31, 2006 of Crown Media Holdings, Inc. in the original principal amount of $70,414,087.87 originally payable to Hallmark Entertainment Holdings, Inc.

•                                          The Promissory Note dated as of October 1, 2005 of Crown Media United States, LLC in the original principal amount of $132,785,424 originally payable to Hallmark Entertainment Distribution, LLC.